                     ASSET PURCHASE AGREEMENT


      THIS AGREEMENT is made and entered into as of ___________, 1996 by and between SFX BROADCASTING OF TEXAS (KTCK) LICENSEE, INC. and SFX BROADCASTING OF TEXAS (KTCK), INC., Delaware corporations (collectively referred to as "Seller"), and KRBE Co., a Texas corporation ("Buyer").

                       W I T N E S S E T H:
      WHEREAS, Seller is the licensee of, and owns and operates, AM Radio Station KTCK, Dallas, Texas ("Station"); and
      WHEREAS, Seller desires to sell, assign, transfer and deliver, and Buyer desires to purchase, certain assets used or useful in the operation of the Station under the terms and subject to the conditions set forth in this Agreement;
      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
                             ARTICLE 1
                        TRANSFER OF ASSETS
      1.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date (as defined in Article 8), Seller shall transfer to Buyer, by instruments of transfer and conveyance reasonably acceptable to counsel for Buyer and counsel for Seller, and Buyer shall purchase from Seller, to the extent permitted by law, all of Seller's right, title and interest in the Assets (as defined in the next sentence), free and clear of any and


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




all liens, encumbrances, claims, charges or other liabilities. The term "Assets" shall mean all of the following property of Seller used or useful to the business or operation of the Station:

      (a) Licenses. The right to hold and utilize all of the licenses, permits and authorizations issued by the Federal Communications Commission ("FCC") listed in Schedule 1.1(a) together with all other licenses, permits or authorizations necessary for the operation of the Station now or hereafter acquired ("Licenses").

      (b) Included Equipment. The Station's transmitter and studio equipment, as well as transmitting and receiving equipment, radio broadcast antennas and those items of equipment related thereto as are located on or about the Station's studio or transmitter building, as described in Schedule 1.1(b) ("Included Equipment").

      (c) Other Tangible Personal Property. All items of tangible personal property owned by Seller other than the Included Equipment ("Other Tangible Property").

      (d) Contracts. All contracts, contract rights, agreements, leases of real and personal property, commitments and understandings described in
Schedule 1.1(d) ("Contracts").

      (e) Real Property. All parcels of real property together with easements and licenses used in the operation of the Station and set forth on Schedule 1.1(e).

      (f)  Call Letters.  The Station's call letters, KTCK ("Call Letters").

      (g) Accounts Receivable. All accounts receivable of Seller arising before the commencement of the Time Brokerage Agreement as hereinafter defined.



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



      (h) Files and Logs. All files, records and logs of Seller relating to the business and operation of the Station reasonably required in order to work and operate the Station, including copies of all Contracts, copies or originals of the licenses and all documents of title relating to the Assets but not including documents required to be maintained as part of Seller's corporate record books and/or tax returns.

      The Assets do not include any of the following ("Excluded Assets"):

          (i) Any cash and cash equivalents and cash items of Seller on hand and in banks;

          (ii) Any and all claims made by Seller with respect to transactions before the Closing Date;

          (iii) Any internal corporate books or tax records with respect to the operation of the Station.

      1.2 Limited Assumption of Liabilities. At the Closing (as defined in
Article 8) or except as expressly assumed under the Time Brokerage Agreement ("TBA") as defined in Section 15.15 of this Agreement, Buyer shall only assume and undertake, pursuant to an instrument of assumption reasonably acceptable to counsel for Buyer and counsel for Seller, to pay, satisfy or discharge all remaining unfulfilled obligations arising from the operation of the Station under the Contracts ("Obligations"); provided, however, that Buyer will assume no Obligations under the Contracts to the extent those Obligations become due and payable or are accrued before the Closing Date or (except as modified by the TBA) any Contracts that are in default on the Closing Date and are not cured within thirty (30) days thereafter, and Buyer will





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




not assume any Obligations under any Contracts hereafter acquired not in the ordinary courseof business, or unless Buyer has consented in writing to any Contracts executed between the date hereof and the Closing;

      1.3 Credit for Contracts Assumed. Seller agrees that to the extent that Buyer assumes certain Contracts which it would not otherwise desire to assume, Seller shall agree to retain $150,000 of liability for said Contracts.
      1.4 No Other Liabilities Assumed. Except as expressly provided in
Section 1.2, Buyer shall not and does not assume any liability for any claims, debts, defaults, duties, obligations or liabilities of Seller of any kind or nature, whether known or unknown, contingent or fixed, all of which, to the extent that they exist from and after the Closing, shall be retained by Seller. Buyer shall not be required to defend any suit or claim arising out of any condition created by Seller and existing before the Closing Date, in connection with Seller's ownership or operation of the Station, and Seller shall satisfy in due course all liabilities not assumed by Buyer and shall indemnify and hold Buyer harmless pursuant to the provisions of Article 12.


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





                             ARTICLE 2


                          PURCHASE PRICE
      2.1 Purchase Price. The total purchase price for the Assets shall be Fourteen Million Dollars ($14,000,000) (the "Purchase Price"), including the funds to be deposited pursuant to Subsection 2.2 hereof.

      2.2 Escrow Deposit; Liquidated Damages. Buyer shall cause to be deposited the sum of Seven Hundred Thousand Dollars ($700,000) (the "Escrow Deposit") with CoreStates Bank, N.A. (the "Escrow Agent") upon execution of this Agreement. All funds are to be held by Escrow Agent for the account of Buyer in an interest-bearing account until the Closing with all interest thereon accruing to the benefit of Buyer, pursuant to the terms of an Escrow Agreement in the form of Exhibit A hereto. At the Closing, Escrow Agent shall deliver the Escrow Deposit to Seller.

      In the event of termination of this Agreement by Seller in accordance with Section 13.1(d), Buyer shall cause the Escrow Deposit to be paid to Seller as liquidated damages, and not as a penalty, with all interest on the Escrow Deposit after the date of termination accruing to the benefit of Seller. The parties agree that the Escrow Deposit constitutes a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that could be reasonably anticipated and the anticipation that proof of actual damages would be costly or inconvenient.

      In the event of termination of this Agreement for any reason other than as set forth in the previous paragraph, the Escrow Deposit, together with any and all interest accrued thereon, shall be returned to Buyer.

      2.3 Balance of Purchase Price. At the Closing, in addition to the Escrow Deposit to be delivered to Seller by the Escrow Agent pursuant to Subsection
2.2 hereof, Buyer shall deliver to Seller one or more certified or cashier's checks or wire transfer payable as directed by Seller in the aggregate amount of Thirteen Million Three Hundred Thousand Dollars ($13,300,000).

      2.4 Prorations. The term "Adjustment Amounts" shall mean all unpaid income, deferred expenses and costs pertaining to the conduct and operation of the Station, including, but not limited to, real and personal property and ad valorem taxes on the Assets, Rentals, telephone, power and utility charges and water bills, accruing prior to or attributable to the period before Closing. The Adjustment Amounts shall be prorated as of the Closing Date except to the extent final prorations and adjustments have been made with respect to certain items pursuant to the TBA. Final determination of such proration shall be completed within forty five (45) days after the Closing Date. If Seller and Buyer are unable to agree on the Adjustment Amounts, the question thereof shall be submitted to the Philadelphia office of Arthur Anderson ("Accountant") for determination, and the decision of the Accountant shall be mandatory and binding on Seller and Buyer, with any sums determined due as and for any contested Adjustment Amounts being due and payable within ten (10) days of the date of the Accountant's decision.


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




      2.5 Allocation of Purchase Price. Prior to the Closing, Seller and Buyer shall use their best efforts to agree upon an allocation of the Purchase Price. Failure to agree upon such an allocation shall not be grounds for either party to delay the Closing. If Seller and Buyer are unable to agree on the allocation within sixty (60) days after Closing, the question of allocation shall be submitted to the Accountant for determination, and the decision of the Accountant shall be mandatory and binding on Seller and Buyer. The fees and expenses of the Accountant shall be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall use the final allocation for all reporting purposes in connection with federal, state and local income and franchise taxes. Buyer and Seller each agree to prepare and file their respective tax returns reflecting such allocations.

                             ARTICLE 3
              SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby represents and warrants to Buyer as follows:

      3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business and in good standing in the State of Texas and has full and complete authority to enter into and perform this Agreement. Seller has the authority to own or lease its properties and to carry on its business as it is now being conducted and as it will be conducted until the Closing.

      3.2 Authorization and Binding Effect of Agreement. The execution and delivery of, and the performance of its obligations under this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of Seller. Seller has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions hereby contemplated. This Agreement constitutes, and each of the other documents to be executed by Seller, when so executed and delivered, will constitute the legal, binding and valid obligations of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      3.3 Absence of Conflicts. Except as set forth on Schedule 3.3 or
Schedule 3.9, the execution and delivery of, and the performance of its obligations under this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby:

      (a) Do not (with or without the giving of notice or the passage of time or both) violate or result in the creation of any lien on any of the Assets under any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Seller;

      (b) Do not conflict or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under the corporate charters or bylaws of Seller or pursuant to any Contract or other instrument to which Seller is a party or by which any of the Assets may be bound, or result in the creation of any lien upon any of the Assets.

      3.4 Governmental Consents and Consents of Third Parties. Except for the required consent of the FCC with respect to the Licenses and as set forth on
Schedule 3.4 or Schedule 1.1(d), the execution and delivery of, and the performance of Seller's obligations under this Agreement and Seller's consummation of the transactions contemplated hereby do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature which Seller is a party to or bound by or which the Assets are bound by or subject to, the failure of which to obtain would have a material adverse effect on the operation of the Station.

      3.5  Condition of Assets.  Except as set forth on Schedule 3.5:

      (a) Seller has good and valid title to all of the Assets free and clear of all liens.

      (b) The Equipment and Other Tangible Personal Property have been maintained by Seller in accordance with industry practices and are operating in conformance with the requirements of the Licenses and the applicable rules of the FCC.

      (c) Seller has no knowledge of any defect in the condition or operation of any item of the Equipment or Other Tangible Personal Property which is reasonably likely to have a material adverse effect on the operation of the Station.

      3.6 FCC Licenses. Seller is the holder of the Licenses. The Licenses (i) are valid, in good standing and in full force and effect and constitute all of the licenses, permits and authorizations required by the Communications Act of 1934, as amended ("Act") and the rules, policies and regulations thereunder or by the FCC for or used in the operation of the

Station as now operated, and (ii) constitute all the licenses and authorizations issued by the FCC to Seller for or in connection with the current operation of the Station. Seller has no knowledge of any condition imposed by the FCC as part of any License which is neither set forth on the face thereof as issued by the FCC nor contained in the rules, policies and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Station. Except as set forth on Schedule 1.1(a), Station is being operated in all material respects accordance with the terms and conditions of the Licenses and in all material respects accordance with the rules and regulations of the FCC and the Act, and is not in violation of any provisions thereof. Seller has complied in all respects with all FCC requirements to file reports, applications and other documents with the FCC with respect to the Station, and all such reports, applications and documents are complete and correct in all respects. Except as disclosed on Schedule 3.6, Seller has no knowledge, after due inquiry of FCC Counsel, of any matters of proceedings pending or threatened affecting Seller (i) which could reasonably be expected to result in the suspension of revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC, or (ii) which could reasonably be expected to result in the FCC's refusal to grant approval of the assignment to Buyer of the FCC Licenses or the imposition of any material adverse condition in connection with approval of such assignment. Except as set forth on Section 3.6, there are not any unsatisfied or other outstanding citations issued by the FCC with respect to the Station or its operation. Complete and accurate copies of all Licenses have been delivered to Seller by Buyer.

      3.7 Title to and Condition of Real Property. Schedule 1.1(e) contains a complete and accurate description of all the Real Property including street address, legal description and location of all improvements thereon and Seller's interests therein (other than Seller's studio). The Real Property listed on Schedule 1.1(e) comprises all real property interests necessary to conduct the business or operations of the Stations as now conducted. Seller has good and marketable fee simple title, insurable at standard rates, to all of the fee estates (including the improvements thereon) included in the Real Property, free and clear at Closing of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for liens for real estate taxes not yet due and payable. Seller has not made any other agreement for the sale or lease of, or given any other person an option to purchase or lease or a right of first refusal to purchase or lease, all or any part of the Real Property. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 1.1(e). Seller has delivered to Buyer true and complete copies of all deeds pertaining to the Real Property (including any amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business or operations of the Station, (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction, (iv) there are no notices or uncorrected violations of the applicable housing, building safety or fire ordinances, and
(v) no
portion of the Real Property or improvements thereon is the subject of any condemnation or eminent domain proceeding previously instituted or pending and Seller has not received notice from any condemning authority that such proceedings are threatened. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses have been properly recorded in the appropriate public recording offices.

      3.8  Contracts.

      (a) With respect to the Contracts, Schedule 1.1(d) sets forth accurate and complete list of all amendments, modifications and supplements thereto by which the Station or its Assets or properties are bound, except (A) each contract (including trade agreements) for the sale of time at the Station, and
(B) contracts which are cancelable by Seller or its assignee without breach or penalty on not more than sixty (60) days notice. Complete and correct copies of all of the Contracts, including all amendments, modifications and supplements thereto, have been delivered to Buyer.

      (b) To the best of Seller's knowledge, (i) each Contract is legal, valid and enforceable against Seller in accordance with its terms; (ii) neither Seller nor any other party thereto, is in material breach of or in material default under any Contract; and (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under or result in the material beach of any Contract.

      (c) Schedule 1.1(d) indicates for each Contract listed thereon whether consent or approval by any party thereto is required thereunder for consummation of the transactions contemplated hereby.

      3.9  Litigation, Environmental Compliance and Compliance with Law.

      (a) Litigation. To the best of Seller's knowledge, except as described on Schedule 3.9, (i) there are no claims, investigations, actions, suits or administrative, arbitration or other proceedings pending or threatened against Seller which would, individually or in the aggregate if adversely determined, have a material adverse effect on the financial condition or the operation of the Station or which would give any third party the right to enjoin the transactions contemplated by this Agreement, (ii) there is no basis for any claim, investigation, action, suit or proceeding which would, individually or in the aggregate if adversely determined, have a material adverse effect on the financial condition or operation of the Station; and (iii) there are no pending or threatened orders, judgments or decrees of any court or governmental agency which would have a material adverse effect on the Station or any of its material Assets.

      (b) Environmental Compliance. The term "Environmental Laws" shall mean any federal, state or local laws, statutes, ordinances, regulations or policies relating to the environment, health and safety, or any Hazardous Materials (including without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof). The term "Hazardous Materials" means the existence in any form of (i) polychlorinated biphenyls;
(ii) asbestos or asbestos containing materials; (iii) urea formaldehyde foam insulation; (iv) oil, gasoline or other petroleum products (other than for vehicles operated in the ordinary course of business); (v) pesticides and herbicides; (vi) any other chemical, material or substance to which exposure is prohibited, limited or regulated by any Environmental Laws and any federal, state, county, regional or local authority. Seller is not a party to any litigation or administrative proceeding, nor, to Seller's knowledge, is any litigation or administrative proceeding threatened against Seller with respect to the Station or the Real Property which in either case asserts or alleges that (i) Seller violated Environmental Laws or the rules and regulations of the Occupational Safety and Health Administration, (ii) Seller is required to clean up or to take remedial or other responsive action due to the disposal, discharge or other release of any Hazardous Materials, or (iii) Seller is required to contribute to the cost of any past, present or future clean up or remedial or other responsive action which arises out of or is related to the disposal, discharge or other release or alleged release of any Hazardous Materials by Seller. To Seller's knowledge, except as disclosed on Schedule 3.9, Seller is not in violation of any Environmental Laws with respect to the Assets.

      (c)  Environmental Assessment.

           (1) Buyer may, at its option and expense commence a Phase I environmental assessment of the Real Property by an independent environmental consultant (the "Consultant") to identify potential or actual adverse environmental conditions, if any, affecting the soil, air, surface waters and ground water in, on or around the Site, the work required to remedy any such adverse environmental conditions (the "Remedial Work") and an estimate of the cost of the Remedial Work ("Estimated Cost"). Buyer shall furnish a copy of the Phase I Report to Seller promptly after completion of the environmental audit.

           (2) Buyer shall have until fifteen (15) days after the Phase I environmental assessment is delivered to Buyer to give notice to Seller that Buyer desires a Phase II environmental assessment of the Real Property. In the event Buyer desires that a Phase II

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environmental audit be conducted, the same terms and provisions that governed the Phase I environmental audit (as set forth in the previous paragraph) shall apply to the Phase II environmental audit.

           (3) Buyer shall have fifteen (15) days after either the Phase I or Phase II environmental assessment to give notice of whether there are any adverse environmental conditions on, above, below, about or in the vicinity of the Real Property which are identified in the Phase I or Phase II environmental assessment and to which Buyer objects (an "Identified Condition"). Seller shall correct such condition to Buyer's reasonable satisfaction at least ten (10) days prior to Closing. If Seller is unwilling or unable to correct any Identified Condition as provided in the previous sentence, then Buyer shall have the option to (i) terminate this Agreement or
(ii) accept the Real Property notwithstanding the presence of the Identified Condition and Seller agrees that the Survival Period set forth in section 12.1 shall not apply to such Identified Condition.

      (d) Compliance with Law. Except as set forth on Schedule 3.9, to the best of Seller's knowledge, the operation of the Station materially complies with the applicable rules and regulations of the FCC and all federal, state, local or other laws, statutes, ordinance, regulations, and any applicable order, writ, injunction or decree of any court, commission, board, agency or other instrumentality that affect Seller or the operation of the Station.

      3.10 Labor Matters.

      (a) Schedule 3.10 sets forth a true and complete list of all individuals employed by Seller who primarily perform services with respect to the operation of the Station and their





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



individual compensation plans. Except as set forth on Schedule 3.10, Seller is not a party to any written employment contract, agreement, commitment or arrangement with any individual identified on said Schedule.

      (b) Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

      (c)  Except as disclosed on Schedule 3.10:

           (i) There is no labor strike, dispute, slow-down or stoppage pending or, to the knowledge of Seller, threatened against the Station;

           (ii) There are neither ongoing nor, to the knowledge of Seller, threatened, any suits, actions, administrative proceedings, union-organizing activities, arbitrations, grievances or other proceedings between Seller and any employees of the Station or any union representing such employees;

           (iii) With respect to the Station, to the best of Seller's knowledge, (A) Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions; (B) Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees; and (C) Seller is not liable to any present or former employees or any governmental authority for damages, arrears of wages or any tax or penalty for failure to comply with the foregoing;

           (iv) Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer the obligation to hire any of Seller's employees or to pay any severance or termination pay under agreement, plan or arrangement binding upon Seller.

           (v) Employees hired by Buyer shall be entitled to participate in Buyer's employee benefit plans in accordance with the terms of such plans. Buyer shall advise Seller on the date that the TBA commences of the employees which Buyer does not intend to hire. Seller agrees to be responsible for any severance to which such employees not hired by Buyer may be entitled. Buyer and Seller agree that for employees hired by Buyer any vacation time for 1996 will be prorated on a calendar year basis with adjustment being made at Closing. Seller shall be entitled to a credit for vacation time used but not accrued. Buyer shall be entitled to a credit for vacation time accrued but not used. Buyer will not honor any accruals of vacation time or sick leave prior to 1996.

      3.11 Employee Benefit Plans. Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer any obligation under any benefit plan, contract or arrangement (regardless of whether they are written or unwritten and funded or unfunded) covering employees or former employees of Seller in connection with their employment by Seller. For purposes of this Agreement, "benefit plans" shall include without limitation employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, vacation benefits, employment and severance contracts, stock option plans, bonus programs and plans for deferred compensation.

      3.12 Financial Statements and Cash Flow Representation. Seller has delivered to Buyer balance sheets for the Station for fiscal years ending as of December 31, 1994 and 1995 and the related statements of income for the years ended on each of those dates (the "Financial Statements"). In addition, the Seller has delivered to Buyer the balance sheet and profit and loss statement of the Station as of March 31, 1996 (the "March Financial Statements"). The Financial Statements and the March Financial Statements, together with the notes thereto, are substantially correct and were prepared in conformity with generally accepted accounting principles applied on a consistent basis.

      3.13 Tax Returns and Payments. Seller has filed with the appropriate federal, state, local, foreign and other governmental agencies all tax returns and reports with respect to the Station required to be filed by it, if any, and timely paid all taxes, if any, shown due thereon, other than for taxes contested in good faith by appropriate proceedings. Seller has withheld any tax required to be withheld under applicable law and regulations with respect to the Station, and such withholdings have been paid to the proper governmental agency or adequate provisions therefor have been made by Seller. There are no sales, use or transfer taxes of any kind due on the transfer of the Assets or on the consummation of the transactions contemplated by this Agreement. To the extent of any sales or use taxes are due on the transactions contemplated by this Agreement, Seller shall be responsible for such taxes.

      3.14 Broker's or Finder's Fees. Other than a fee to Star Media Group which shall be the responsibility of Seller, no agent, broker, investment banker or other person or firm acting on behalf or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

      3.15 Insurance. There are now in full force and effect with reputable insurance companies policies of (i) fire and extended coverage insurance with respect to all material tangible Assets and (ii) public liability insurance, all in commercially reasonable amounts.

      3.16 Accounts Receivable. Seller guarantees that Buyer will collect at least $500,000 of the Accounts Receivable within 120 days after the Effective Date of the Time Brokerage Agreement between the parties of even date herewith. If Buyer has not collected $500,000 within such time, Seller will pay to Buyer the difference between $500,000 and the amount collected.

      3.17 No Material Omission. To the knowledge of Seller, this Agreement and the Schedule hereto do not contain any untrue statement of material fact or omit to state a material fact relating to the Assets or the Station or necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There are no facts known to Seller which would have or could reasonably be expected to have a material adverse effect on the Station which have not been set forth in this Agreement or any Schedule or certificate attached hereto which was prepared by Seller or delivered by Seller pursuant to this Agreement.

                             ARTICLE 4

               BUYER'S REPRESENTATION AND WARRANTIES

      Buyer hereby represents and warrants to Seller as follows:

      4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full and complete authority to enter into and perform this Agreement. Buyer has the authority to own or lease its properties and to carry on its business as it is now being conducted and as it will be conducted at the Closing.

      4.2 Authorization and Binding Effect of Agreement. Buyer's execution and delivery of, and the performance of its obligations under this Agreement and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions hereby contemplated. This Agreement constitutes the legal, binding and valid obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      4.3 Absence of Conflicts. Buyer's execution and delivery of, and the performance of its obligations under this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby:

      (a) Do not (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under) any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Buyer, or on the ability of Buyer to fulfill its obligations under this Agreement and consummate the transactions contemplated by this Agreement;

      (b) Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under the corporate charter or by-laws of Buyer or any agreement, commitment or other instrument which Buyer is a party to or bound by or by which any of its assets or properties may be bound.

      4.4 Government Consents and Consents of Third Parties. Except for the required consent of the FCC, Buyer's execution and delivery of, and performance of its obligations under this Agreement and the consummation by Buyer of the transactions contemplated hereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which Buyer is a party or by which it is bound.

      4.5 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Buyer or any affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

      4.6 FCC Qualifications. There is no reason why Buyer should not be found to be qualified to become the assignee of the Licenses. Buyer knows of no reason why the FCC will not unconditionally grant the applications of Buyer and Seller to the FCC for consent to assignment of the Licenses.

      4.7 No Material Omission. To the knowledge of Buyer, this Agreement does not contain any untrue statement of material fact or omit to state a material fact relating to Buyer or necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There are no facts known to Buyer which would have or could reasonably be expected to have a material adverse effect on the Station which have not been set forth in this Agreement or any Schedule or certificate attached hereto which was prepared by Buyer or delivered by Buyer pursuant to this Agreement.

                             ARTICLE 5

                             COVENANTS

      5.1 Seller's Negative Covenants. Between the date hereof and the Closing Date, except as otherwise expressly required or contemplated by this Agreement or the TBA or with

Buyer's written consent which consent shall not be unreasonably withheld, Seller covenants that it will not:

      (a) Take any action or permit to exist any condition that would cause any of Seller's representations and warranties contained in this Agreement to be untrue in any material respect on the Closing Date;

      (b) Enter into any agreement or undertaking affecting the Station or its business that is not reasonably necessary to the conduct and operation of the Station's business, the maintenance of the Assets or otherwise in the ordinary course of business;

      (c) Cause or permit any act, or failure to act, which causes the Licenses to expire, be surrendered, adversely modified or otherwise terminated, or which causes the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Licenses; fail to prosecute with due diligence any pending applications to the FCC with respect to the Licenses; or take any other action that would result in the Station being in material noncompliance with the requirements of the Act, or the rules, regulations and policies of the FCC;

      (d) Abandon, sell or transfer any of the Assets unless such Assets are either replaced with tangible personal property having equivalent value and utility or is no longer useful to the operation of the Station;

      (e) Encumber or mortgage any property or assets included in the Assets, or permit any new lien or encumbrance to attach to any of such property or assets (other than a refinancing with existing lenders); or

      (f) Default under any Contract unless such default is cured prior to Closing or is the result of a good faith dispute with the other party to such Contract.

      5.2 Seller's Affirmative Covenants. Between the date hereof and the Closing Date except as otherwise expressly required or contemplated by this Agreement or the Time Brokerage Agreement, Seller covenants that it will:

      (a) Maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Station and whether or not covered by such insurance, repair, replace or restore any of the Property that may be damaged, destroyed or stolen;

      (b) Take all reasonable actions at all time to maintain, preserve, protect and keep in good repair and working order and condition, reasonable wear and tear expected, all the Assets necessary to the conduct of the Station's business;

      (c) Timely file all reports pertaining to the Station that are required to be filed with the FCC;

      (d) To the extent that any of the Contracts are not assignable by their terms without another party's consent, use its reasonable best efforts to obtain, without any change in the terms thereof, the consent of the other party to any such Contract to the assignment thereof to Buyer;

      (e) Pay all wages, salaries, commissions and other sums due its employees and agents at the Station through the Closing Date;

      (f) (i) File all tax returns, estimates and reports with respect to the Station required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date, unless valid extensions therefore shall have been obtained.

      (ii) Pay all taxes shown thereon pertaining to the Assets or operation of the Station prior to the Closing before the same shall be in default.

      (g) Notify Buyer thirty (30) days prior to any Contract expiring.

      5.3 Buyer's Covenants. Between the date hereof and the Closing Date, Buyer covenants that, to the extent that any of the Contracts are not assignable by their terms without another party's consent, it will furnish such information as such other party may reasonably require and to otherwise cooperate fully with Seller in obtaining the same.

      5.4 Joint Covenants of Buyer and Seller. Following the execution of this Agreement, Buyer and Seller each covenant to the other:

      (a) To proceed diligently to prepare and file with the FCC within five
(5) business days after execution of this Agreement, their respective portions of the FCC applications and other necessary instruments required to obtain the FCC Consent and Final Order (as such terms are hereinafter defined), to cooperate with each other and use their best, diligent and good faith efforts to obtain the FCC Consent and Final Order. Buyer and Seller shall promptly answer FCC inquiries and vigorously oppose any protests, petitions to deny, petitions for reconsideration or appeal of the FCC Consent that may be filed and shall make good faith efforts to avoid designation for hearing. Seller shall cause the Station to broadcast such announcements as are required by the FCC concerning the filing of the FCC applications and any amendments thereto. The cost of publication of the required newspaper advertising concerning the filing of the FCC application and any amendments thereto shall be paid by Seller. Buyer and Seller shall each bear its own legal and other fees and expenses involved in the preparation and prosecution of the FCC and other applications except for the FCC application filing fee which they shall pay in equal shares;

      (b) If any event should occur, either within or without the knowledge or control of Buyer or Seller, that would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Buyer and Seller shall use its or their good faith efforts to cure the same as expeditiously as possible; and

      (c) If the FCC Consent contains any materially adverse condition, the party upon which that condition is imposed shall use its best, diligent and good faith efforts to remove the same before the Closing Date; provided that, as to any such condition that is or would be a condition to Seller's continued operation of the Station, Seller shall comply therewith and shall bear all related costs without limitation.

      The term "FCC Consent" shall mean an order issued by the FCC consenting to the acquisition by Buyer of the Station. The term "Final Order" shall mean FCC Consent which is not reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no timely filed request for administrative or judicial review, reconsideration or stay is pending, and as to which the time for filing any such request, or for the FCC to set aside the FCC Consent on its own motion, has expired.

      5.5 Further Assistance. After the Closing of this Agreement, Buyer and Seller shall take such actions and properly execute and deliver such further instruments as, in the reasonable opinion of counsel for Buyer or Seller, as the case may be, may be necessary or desirable to assure, complete and evidence the transactions provided for in this Agreement.

                             ARTICLE 6

            CONDITIONS PRECEDENT TO BUYER'S OBLIGATION

      The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Buyer shall have the right to waive at its sole option and risk:

      6.1 Representations and Warranties True. All representations and warranties of Seller shall be true and correct in all material respects on and as of the Closing Date except for changes caused or any omission by Buyer after the effective date of the Time Brokerage Agreement.

      6.2 Covenants and Conditions Satisfied. All of the terms, covenants and conditions of this Agreement to be complied with, performed or satisfied by Seller on or before the Closing Date shall have been complied with, performed or satisfied in all material respects.

      6.3 Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized representative of Seller, stating that (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for changes that are permitted by this Agreement and set forth in the Certificate; and (b) between the date hereof and the Closing Date, Seller has complied with or performed all covenants in all material respects contained in this Agreement required to be complied with or performed by Seller.

      6.4 FCC Final Order. The FCC Consent shall have been obtained and shall have become a Final Order, unless Buyer and Seller mutually consent to a Closing without waiting for the FCC Consent to become a Final Order.

      6.5 Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other government authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      6.6 Closing Deliveries. All of the requirements of Article 9 shall have been met.

                             ARTICLE 7

           CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

   The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Seller shall have the right to waive at its sole option and risk:

      7.1 Representations and Warranties True. All representations and warranties of Buyer shall be true and correct in all material respects on and as of the Closing Date.

      7.2 Covenants and Conditions Satisfied. All of the terms, covenants and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been complied with, performed or satisfied in all material respects.

      7.3 Certificate. Seller shall have received a Certificate dated as of the Closing Date, executed by a duly authorized representative of Buyer, stating that (a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of Closing Date, except for changes that are permitted by this Agreement and set forth in the Certificate; and (b) between the date hereof and the Closing Date, Buyer has complied with or performed all covenants in all material respects contained in this Agreement required to be complied with or performed by Buyer.

      7.4 Final Order. The FCC Consent shall have been obtained and shall have become a Final Order, unless Buyer and Seller mutually consent to a Closing without waiting for the consent to become a Final Order.

      7.5 Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

      7.6 Closing Deliveries. All of the requirements of Article 10 shall have been met.

                             ARTICLE 8

                            THE CLOSING

      Subject to the terms and conditions of this Agreement, including, without limitation, Section 6.4 and Section 7.4, the consummation of the transactions contemplated by this Agreement ("Closing") shall take place in New York, New York or such other place and on a date (the "Closing Date"), to be selected by mutual agreement of Buyer and Seller, within ten (10) business days of the FCC Consent becoming a Final Order.

                             ARTICLE 9

                    SELLER'S CLOSING DELIVERIES

      On the Closing Date, Seller shall deliver or cause to be delivered to Buyer possession of the Assets and the following:

      9.1 Bills of Sale, Documents of Title. Such bills of sale, deeds, endorsements, assignments and other instruments of transfer and conveyance as shall be reasonably satisfactory in form and substance to counsel for Buyer transferring and assigning to Buyer good and marketable title to all of the Included Equipment and Other Tangible Personal Property, Real Property, free and clear of any and all liens, attachments, claims or encumbrances of any kind whatsoever.

      9.2 Assignments. Assignments to Buyer, in form for recording, when applicable, of the Licenses and Contracts.

      9.3 Certified Resolutions. A copy of the resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized representative of Seller.

      9.4 Certificate. A certificate of Seller to the effect set forth in
Section 6.3.

      9.5  Opinions.

      (a) An opinion of Seller's counsel in form attached hereto as Exhibit B.

      (b) An opinion of Seller's FCC counsel in form attached hereto as Exhibit C.

                           ARTICLE 10

                    BUYER'S CLOSING DELIVERIES

      On the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following:

      10.1 Purchase Price. The Purchase Price as set forth in Article 2 hereof consisting of:

      (a) Seven Hundred Thousand Dollars ($700,000) by cashier's check, certified check or wire transfer at Seller's election from the Escrow Agent;

      (b) Thirteen Million Three Hundred Thousand Dollars ($13,300,000) as the balance of the Purchase Price payable by bank cashier's check, certified check or wire transfer at Seller's election;

      10.2 Limited Assumption of Liability. An assumption by Buyer of the obligations set forth in Section 1.2.

      10.3 Certified Resolutions. A copy of the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, certified by a duly authorized representative of the Buyer.

      10.4 Certificate.  A certificate of Buyer as set forth in Section 7.3.

      10.5 Opinion. An opinion of Buyer's counsel in form attached hereto as Exhibit D.

                            ARTICLE 11

                           RISK OF LOSS

      11.1 Risk of Loss. The risk of loss, damage or destruction to any of the Assets from fire or other casualty or cause shall be borne by the Seller at all times prior to 12:01 a.m. on the Closing Date. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of a fire, casualty or other cause prior to Closing, Seller shall notify Buyer of same in writing immediately, stating with particularity the extent of such loss or damage incurred, the cause thereof if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof,

      (a) In the event the loss or damage does not exceed Twenty-Five Thousand Dollars ($25,000), Buyer shall consummate the Closing and accept the property in its "then" condition, as soon as the Station is able to broadcast in compliance with the Licenses, in which event Seller shall at the Closing assign all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by Seller with respect thereto;

      (b) In the event the loss or damage exceeds Twenty-Five Thousand Dollars ($25,000) and the property cannot be substantially repaired or restored within thirty (30) days, Buyer shall have the option (but not the obligation), exercisable within ten (10) days after receipt of such notice from Seller, to:
(i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, unless the same cannot be reasonably effected within two (2) months of notification (in which event clause (ii) shall apply only); or

(ii) elect to consummate the Closing and accept the property in its "then" condition, as soon as the Station is able to broadcast in compliance with the Licenses, in which event Seller shall at the Closing assign all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by Seller with respect thereto or (iii) terminate the Agreement. In the event Buyer elects to postpone the Closing Date as provided in clause (i) of this Section 11.1(b), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the FCC Consent.

                            ARTICLE 12

                          INDEMNIFICATION

      12.1 Survival of Representations and Warranties. All covenants and agreements pertaining to matters to be performed after Closing and all representations and warranties contained in this Agreement shall survive for a period not to exceed one (1) year after the Closing Date (the "Survival Period") except that the representations and warranties with respect to title shall continue indefinitely and except as provided in Section 3.9(c)(3). No claim may be brought under this Agreement or with respect to the transactions described herein unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this Article 12 shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

      12.2 Indemnification by Seller. (a) Seller agrees to pay and discharge and to save and protect Buyer and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims and demands (including reasonable attorneys' fees incurred by Buyer with respect thereto) (collectively "Seller's Obligations") against, arising out of or in connection with (a) any lease, contract or other agreement of Seller not assumed by Buyer pursuant to this Agreement; (b) the ownership of the Station or the Assets prior to the Closing and (c) any material breach or violation by Seller of any covenant, agreement or warranty herein contained, or the material inaccuracy of any representation of Seller made in this Agreement; (d) any claim by a third party relating to the Assets or Station as a result of actions of Seller.

      (b) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to indemnify Buyer pursuant to Subsection (a) above (i) for any amounts in excess of the Purchase Price in the aggregate, or (ii) unless and until the aggregate amount of Seller's Obligations exceeds Fifty Thousand Dollars ($50,000) unless the subject matter of indemnification relates to Seller's non-payment of bills due in the ordinary course of business and/or sales and/or use taxes relates to this transaction, in which event the basket herein contained shall not be applicable.

      12.3 Indemnification of Buyer. Buyer agrees to pay and discharge and to save and protect Seller and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims, and demands (including but not limited to attorney fees incurred by Seller with respect thereto) against, arising out of or in connection with (a) any obligation after

Closing under any lease, contract, or other agreement of Seller to be assumed by Buyer pursuant to this Agreement; (b) the ownership or operation of the Station and the Assets from and after the Closing; and (c) any material breach or violation by Buyer of any covenant, agreement or warranty herein contained or the material inaccuracy of any representation of Buyer made in this Agreement.

      12.4 Indemnification Procedure. In the event that any party hereto asserts a claim for indemnification hereunder, such party seeking indemnification shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. The indemnifying party shall then have the right, using counsel reasonably satisfactory to the party seeking indemnification, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a "Contest"), provided that the party seeking indemnification may participate voluntarily, at its own expense, in any such Contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the Contest shall be without prejudice to the party seeking indemnification.

      Except as provided otherwise in the immediately preceding sentence, the indemnifying party shall bear all costs of such Contests and shall indemnify and hold the party seeking indemnification harmless against and from all costs, fees and expenses of such Contest. Unless and until the indemnifying party elects to prosecute the Contest, the party seeking indemnification shall have the full right, at its option, to do so and to look to the indemnifying party under the provisions of this Agreement for the amount of the costs, if any, of prosecuting the Contest. The failure of the indemnifying party to respond in writing to the aforesaid notice of the party seeking indemnification with respect to such contest within twenty (20) days after the receipt thereof shall be deemed an election not to prosecute the same. If the indemnifying party fails to prosecute the Contest and the party seeking indemnification does not prosecute the Contest or does so and the decision is rendered against it, the amount paid by the party seeking indemnification to the third party in settlement or satisfaction of the Contest shall be deemed a valid claim hereunder.

      The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such Contest and shall cooperate in the defense thereof.

                            ARTICLE 13

         TERMINATION BEFORE CLOSING; DEFAULT AND REMEDIES

      13.1 Termination before Closing. If Closing shall not have previously occurred, this Agreement may be terminated:

      (a) Upon ten (10) days prior written notice by either party to the other party if the Closing Date shall not have occurred on or before March 31, 1997; provided, however, that if on said date FCC Consent has been obtained but has not become a Final Order and all other conditions of the obligations of the parties to this Agreement have been or could be satisfied or waived, then such date shall be extended until the earlier of May 31, 1997 or ten (10) business days after the FCC Consent becomes a Final Order.

      (b) Upon ten (10) days prior written notice by either party to the other party at any time following a determination by the FCC that the application for consent to assignment of the FCC Licenses has been designated for hearing; provided that the party whose actions or omissions resulted in the designation for hearing shall not have the right to terminate this Agreement by reason of such designation for hearing.

      (c) By Buyer, upon the occurrence of a Seller's Event of Default (as defined in Section 13.2) or upon failure of a condition precedent to Buyer's obligation to close set forth in Article 6; or

      (d) By Seller, upon the occurrence of a Buyer's Event of Default (as defined in Section 13.2) or upon failure of a condition precedent to Seller's obligation to close set forth in Article 7, other than the conditions set forth in Section 7.4 and 7.5.

      In the event of termination pursuant to Section 13.1(d) above, Seller shall be entitled to retain the Escrow Deposit as liquidated damages as provided in Section 2.2 hereto. In the event of termination of this Agreement for any other reason, Buyer shall be entitled to return of the Escrow Deposit as provided in Section 2.2 hereof.

      13.2 Default and Remedies.

      (a) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Buyer ("Buyer's Event of Default"):

           (i) The breach of any representation or warranty by Buyer hereunder unless such breach is cured prior to the Closing Date;

           (ii) The failure by Buyer to consummate the transactions contemplated by this Agreement in violation of the provisions of this Agreement;

           (iii) The failure by Buyer to perform any other of its obligations under this Agreement, where such failure shall continue for a period of twenty
(20) days after delivery of
written notice of demand therefor from Seller to Buyer; provided, however, that if more that twenty (20) days are reasonably required to cure such failure, then Buyer shall not be deemed to be in default thereof if Buyer, in good faith, has commenced such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

      (b) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Seller ("Seller's Event of Default"):

           (i) The breach of any representation or warranty by Seller hereunder unless such breach is cured prior to the Closing Date;

           (ii) The failure by Seller to consummate the transactions contemplated by this Agreement in violation of the provisions of this Agreement;

           (iii) The failure by Seller to perform any other of its obligations under this Agreement, where such failure shall continue for a period of twenty
(20) days after delivery of written notice of demand therefor from Buyer to Seller; provided, however, that if more that twenty (20) days are reasonably required to cure such failure, then Seller shall not be deemed to be in default thereof if Seller, in good faith, has commenced such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

      (c) Seller acknowledges that the Station is of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, upon the occurrence of a Seller's Event of Default, Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action to specifically enforce Seller's obligation to close the transaction contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close hereunder without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price and consummate the purchase of the Station as contemplated hereunder.

      (d) Upon the occurrence of a Buyer's Event of Default, Seller shall have only the rights set forth in Section 13.1 and Section 2.2.

                            ARTICLE 14

                        CONTROL OF STATION

      Between the date of this Agreement and the Closing Date, other than as permitted under the Time Brokerage Agreement, Buyer shall not control, manage or supervise the operation of the Station or the conduct of its business, all of which shall remain the sole responsibility and under the control of Seller, provided that this Article shall not be deemed to be consent by Buyer to Seller's noncompliance (if any) with this Agreement.

                            ARTICLE 15

                           MISCELLANEOUS

      15.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

      15.2 Access After the Closing Date. After the Closing, Buyer shall provide Seller with reasonable access during normal business hours to the books and records of the Station pertaining to transactions occurring prior to the Closing Date when requested by Seller, and Buyer shall retain such books and records for the normal document retention period of Buyer. At the request and expense of Seller, Buyer shall deliver copies of any such books and records to Seller, promptly after such request.

      15.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by registered or certified mail, first class, postage prepaid, or by telegram, telecopy or similar written means of communication, addressed as follows:

      (a)  if to Buyer, to:

           Susquehanna Radio Corporation
           140 East Market Street
           York, PA  17401
           Facsimile No.:  (717)771-1436
           Attention: David E. Kennedy, President




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           copy to:

           Craig Bremer, Esquire
           140 East Market Street
           York, PA  17401
           Facsimile No.:  (717)771-1440

      (b)  if to Buyer to:

           SFX Broadcasting, Inc.
           600 Congress Avenue
           Suite 1270
           Austin, TX  78701
           ATT:  D. Geoffrey Armstrong, COO
           Facsimile No.:  (512)477-7388

           with copy to :

           Richard A. Liese, Esquire
           SFX Broadcasting, Inc.
           150 E. 58th Street
           19th Floor
           New York, NY  10155
           Facsimile No.:  (212)753-3188

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent, if sent by telecopy and on the next business date after the date sent in all other cases.

      15.4 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and understanding between the parties hereto with respect to





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the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

      15.5 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement and all other documents to be executed in connection herewith shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      15.6 Assignment. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party; and provided, further that any such assignment by Seller or Buyer shall not cause a delay in obtaining the consent of the FCC to the transfer of the Licenses. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly owned subsidiary of Buyer. Any assignment of the rights and privileges hereunder shall not relieve Buyer of any responsibility or liability hereunder.

      15.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement (other than a dispute to be resolved by the Accountant as provided herein), any of its Exhibits, or the breach thereof shall be settled by arbitration in Philadelphia, Pennsylvania, by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any such arbitration shall be borne equally by the parties


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involved unless the arbitrator(s) deems such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances.

      15.8 Attorney's Fees; Prejudgment Interest. In the event of commencement of either arbitration or suit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys' fees and costs as may be adjudged reasonable in addition to any other relief granted. Any award of damages as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.

      15.9 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance.

      15.10 Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act and similar laws of any state or jurisdiction, if applicable.

      15.11 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

      15.12 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability





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without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

      15.13 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

      15.14 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.15 Time Brokerage Agreement. Simultaneously with the execution of this Agreement, the parties will enter into a Time Brokerage Agreement in the form attached hereto as Exhibit E which shall commence ______________.

      15.16 Schedules and Exhibits: Recording. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein. To the extent permitted by the FCC, the Schedules shall not be filed with the FCC or otherwise disclosed or made public.



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      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

                               KRBE CO.


                               By: /s/ David E. Kennedy
                                   -------------------------
                                   President

                               SFX BROADCASTING OF TEXAS
                               (KTCK) LICENSEE, INC.

                               By: /s/ Richard A. Liese
                                   -------------------------
                                   Vice President

                             SFX BROADCASTING OF TEXAS
                               (KTCK), INC.

                               By: /s/ Richard A. Liese
                                   --------------------------
                                   Vice President








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